Exhibit 23.1

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014

New York, NY 10017

(949) 326-CPAS (2727)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Graphjet Technology (“the Company”) of our report dated July 15, 2025, relating to the consolidated financial statements of the Company as of and for the years ended September 30, 2024 and 2023, which includes an explanatory paragraph as to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

August 22, 2025